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                                                                 EXHIBIT 23.0



                       CONSENT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Shareholders of CSP Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 2-79414 and 33-11815) on Form S-8 of CSP Inc. our report dated October 15, 1999, relating to the consolidated balance sheets of CSP Inc. and Subsidiaries as of August 27, 1999 and August 28, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended August 27, 1999, which reports appear or are incorporated by reference in the August 27, 1999 report on Form 10-K of CSP Inc.

                                                        KPMG LLP


November 16, 1999
Boston, Massachusetts

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